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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 20, 1996, except for the first paragraph of
Note  7, as to which the date is             in the Registration Statement (Form
S-1 No. 333-   ) for the registration of 3,450,000 shares of common stock.

Chicago, Illinois
June 11, 1996

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split, the approval of the decrease in authorized common shares, and the redesignation of the Class A and Class B common shares as a like number of common shares effective upon the closing of an initial public offering as described in the first paragraph of Note 7 to the financial statements.